Exhibit 10.42

Non-Employee Director Compensation Policy & Equity Ownership Guidelines

(Effective 10/1/12)

Compensation for Non-Employee Directors

Directors of Destination Maternity Corporation (the “Company”) who are also our employees receive no additional compensation for serving as a director or as a member of any Committee of the Board of Directors. Our current arrangements for non-employee directors are as follows:

(a)	The Company pays each non-employee director a retainer of $12,500 per quarter. Non-employee directors are not compensated for participation in meetings.

(b)	Upon conclusion of the annual meeting of stockholders each year, the Company grants each non-employee director 4,000 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan that will vest on the earlier of: (1) one year from the date of grant or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the non-employee director’s death or disability or upon a change in control of the Company.

(c)	The Chair of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and each non-employee director who is a member of a Committee (including the Chair) is paid a quarterly retainer at the rates reflected in the below table:

Committee / Position	Quarterly Retainer
Audit Committee
Chair	$3,750
Member	$1,875

Compensation Committee
Chair	$3,750
Member	$1,250

Nominating and Corporate Governance Committee
Chair	$2,500
Member	$1,250

(d)	Board members are also reimbursed for their reasonable travel expenses incurred to attend meetings of our Board of Directors or Committees of the Board of Directors on which they serve.

Also, our Non-Executive Chairman is entitled to the following additional compensation:

(a)	an additional retainer of $6,250 per quarter; and

(b)

an additional 2,000 shares of restricted stock granted upon election or reelection of the Non-Executive Chairman to that position by the Board following the annual meeting of stockholders each year, that will vest on the earlier of: (1) one year from the date of grant or (2) one day before the Company’s next Annual Meeting of

Stockholders, subject to acceleration in the event of the Non-Executive Chairman’s death or disability or upon a change of control of the Company.

Equity Ownership Guidelines for Non-Employee Directors

The Board has adopted these equity ownership guidelines applicable to non-employee directors:

All non-employee directors are expected to hold equity in the Company having a total value equal to $150,000 (which is three times the annual cash Board member retainer).

Existing directors will have three years from October 1, 2012 to attain the required level of equity ownership. Directors elected after October 1, 2012 will have three years from the date of election to the Board to attain the required level of equity ownership.

The following types of equity instruments count in determining equity ownership for purposes of these guidelines:

(a)	Shares owned separately by the director or owned either jointly with, or separately by, his immediate family members;

(b)	Shares held in trust for the benefit of the director or his immediate family members;

(c)	Shares purchased on the open market;

(d)	Shares obtained through stock option exercise (and not thereafter sold);

(e)	Vested but unexercised stock options; and

(f)	Vested shares of restricted stock.

Equity ownership does not include unvested stock options or unvested shares of restricted stock.

The Compensation Committee will determine what action shall be taken in the event of non-compliance with these equity ownership guidelines. Not in limitation of the foregoing, the Committee may exercise its discretion to declare a director ineligible to receive future equity grants under the Company’s plans.

Progress toward meeting the guidelines will be presented to the Board of Directors at least annually in such manner as requested by the Board of the Directors.

There may be rare instances where the equity ownership guidelines would place a severe financial hardship on a director. The Compensation Committee may, in its discretion, modify the equity ownership requirements in special circumstances.

These guidelines shall be administered and interpreted by the Compensation Committee.